US2008 16572302 1 EXHIBIT 4.1 DESCRIPTION OF THE REGISTRANT’S SECURITIES BlueLinx Holdings Inc. (the “Company”) has one class of securities, our common stock, registered under Section 12 of the Securities Exchange Act of 1934, as amended. DESCRIPTION OF COMMON STOCK The following description of our common stock is a summary and does not purport to be complete. It is subject to and qualified in its entirety by reference to our Second Amended and Restated Certificate of Incorporation, as amended (the “Certificate of Incorporation”) and our Second Amended and Restated Bylaws (the “Bylaws”), each of which are incorporated by reference as an exhibit to the Annual Report on Form 10-K of which this Exhibit 4.1 is a part. We encourage you to read our Certificate of Incorporation, our Bylaws and the applicable provisions of the General Corporation Law of the State of Delaware (“DGCL”) for additional information. Authorized Shares of Capital Stock Our authorized capital stock consists of: • 20,000,000 shares of common stock, $0.01 par value; and • 30,000,000 shares of preferred stock, $0.01 par value. Common Stock Holders of our common stock are entitled to one vote for each share held of record on all matters submitted to a vote of the stockholders, including the election of directors. There are no cumulative voting rights. Each director will be elected by the vote of a plurality of the votes cast with respect to such director’s election. Except as otherwise provided by law or our Certificate of Incorporation, any other corporate action taken by a vote of stockholders shall be authorized by the affirmative vote of a majority of the shares present or represented by proxy and entitled to vote on the subject matter. We do not currently pay dividends on our common stock. Any future dividend payments as may be declared from time to time by our board of directors out of funds legally available therefor would be subject to contractual restrictions under our revolving credit facility and our term loan facility. The rights, preferences and privileges of the holders of common stock are subject to, and may be adversely affected by, the rights of the holders of shares of any series of preferred stock, which we may designate in the future. In the event of our liquidation, dissolution or winding-up, the holders of our common stock are entitled to share ratably in all assets remaining after payment of liabilities, subject to prior distribution rights of preferred stock, if any, then outstanding. All outstanding shares of common stock are fully paid and nonassessable. Our common stock has no preemptive, redemption, conversion or subscription rights. In addition, there are no redemption or sinking fund provisions applicable to the shares of our common stock. Transfer Agent The transfer agent and registrar for our common stock is Broadridge Corporate Issuer Solutions, Inc. Anti-Takeover Effects of Certain Provisions of the Delaware General Corporation Law, our Certificate of Incorporation, and our Bylaws We are subject to Section 203 of the DGCL, which prohibits persons deemed “interested stockholders” from engaging in a “business combination” with a publicly-held Delaware corporation for three years following the date these persons become interested stockholders unless the business combination is, or the transaction in which the person became an interested stockholder was, approved in a prescribed manner or another prescribed exception applies. Generally, an “interested stockholder” is a person who, together with affiliates and associates, owns, or within three years prior to the determination of interested stockholder status did own, 15% or more of a corporation’s voting stock. Generally, a “business combination” includes a merger, asset or stock sale, or other

US2008 16572302 1 transaction resulting in a financial benefit to the interested stockholder. The existence of this provision may have an anti-takeover effect with respect to transactions not approved in advance by the board of directors, such as discouraging takeover attempts that might result in a premium over the market price of our common stock. Furthermore, certain provisions in our Certificate of Incorporation and our Bylaws may have the effect of discouraging potential acquisition proposals or making a tender offer or delaying or preventing a change in control, including changes a stockholder might consider favorable. Such provisions may also prevent or frustrate attempts by our stockholders to replace or remove our management. In particular, the Certificate of Incorporation and Bylaws, as applicable, among other things: • provide the board of directors with the ability to alter the bylaws without shareholder approval; • provide the board of directors with the power to retain and discharge our officers; • do not provide for cumulative voting rights in director elections; and • provide that vacancies on the board of directors may be filled by a majority of the directors in office, although less than a quorum. These provisions and the provisions described below are expected to discourage certain types of coercive takeover practices and inadequate takeover bids and to encourage persons seeking to acquire control of us to first negotiate with our board of directors. These provisions may delay or prevent someone from acquiring or merging with us, which may cause our market price of our common stock to decline. Undesignated Preferred Stock The ability to authorize undesignated preferred stock makes it possible for our board of directors to issue preferred stock with voting or other rights or preferences that could impede the success of any attempt to change control of us. These and other provisions may have the effect of deterring hostile takeovers or delaying changes in control or management of our company. Meetings of and Actions by Stockholders Our Bylaws provide that annual meetings of our stockholders may take place at the time and place designated by our board of directors. A special meeting of stockholders may be called only by our board of directors. Furthermore, our Bylaws provide that: (i) any stockholder seeking to have the stockholders authorize or take corporate action by written consent shall, by written notice to the secretary of the Company, request that the board fix a record date and the board shall adopt a resolution fixing the record date within ten calendar days after a request in proper form is received; and (ii) a written consent of stockholders shall not be effective unless a written consent signed by a sufficient number of stockholders to take such action is received by us within 60 calendar days of the earliest dated signature thereto. Advance Notice Requirements for Stockholder Proposals and Director Nominations Our Bylaws establish advance notice procedures with respect to stockholder proposals and the nomination of candidates for election as directors, other than nominations made by or at the direction of the board of directors or a committee of the board of directors. Choice of Forum Our Certificate of Incorporation provides that the Court of Chancery of the State of Delaware is the exclusive forum for any derivative action or proceeding brought on our behalf, any action asserting a breach of fiduciary duty, any action asserting a claim against us arising pursuant to the Delaware General Corporation Law, our Certificate of Incorporation or our Bylaws, or any action asserting a claim against us that is governed by the internal affairs doctrine. The enforceability of similar choice of forum provisions in other companies’ certificates of incorporation has been challenged in legal proceedings, and it is possible that a court could find these types of provisions to be inapplicable or unenforceable.

US2008 16572302 1 Listing Our common stock is listed on the New York Stock Exchange under the symbol “BXC.”